FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
This Amendment (the “Amendment”) is made and entered into as of this 30th day of November, 2010 by and between Wintrust Financial Corporation, an Illinois Corporation, (the “Company”), and Timothy Crane (the “Executive”) as an amendment to the Employment Agreement between the Company and the Executive, dated as of August 11, 2008 (the “Agreement”).
WHEREAS, certain amounts payable pursuant to the Agreement remain subject to a substantial risk of forfeiture (within the meaning of Treas. Reg. §1.409A‑1(d)(1)) and, accordingly, provisions with respect to such amounts may be amended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) without any current income inclusion due to a failure to meet the requirements of Section 409A of the Code pursuant to Prop. Treas. Reg. §1.409A‑4(a)(1)(i);
WHEREAS, certain documentary failures in the Agreement may be amended prior to December 31, 2010 in accordance with the transitional relief provided under IRS Notice 2010-6; and
WHEREAS, the Company and Executive desire to amend the Agreement to comply with Section 409A of the Code.
NOW, THEREFORE, BE IT RESOLVED, that the Agreement hereby is amended, effective as of January 1, 2009, as follows:
1.    Section 9(f)(i) of the Agreement is hereby amended by adding the following at the end of the last sentence thereof:
; provided, however, that if such Change in Control is not a “change in control event,” within the meaning of Section 409A of the Code, then such Severance Pay shall be paid at the same time and in the same form as set forth in Section 9(d)(i).
2.    Section 9(f)(iii) of the Agreement is hereby amended by deleting the first sentence thereof and inserting the following sentence in its place:
Notwithstanding the foregoing, if the payment required to be paid under this Section 9(f)(i), when considered either alone or with other payments paid or imputed to the Executive from Wintrust or an Affiliate that would be deemed “excess parachute payments” under Section 280G(b)(1) of the Code is deemed by Wintrust to be a “parachute payment” under Section 280G(b)(2) of the Code, then the amount of Severance Pay required to be paid under this Section 9(f)(i) shall be automatically reduced in order of scheduled payments to an amount equal to $1.00 less than three times (3x) the “base amount” (as defined in Section 280G(3) of the Code) (the “Reduced Amount”).

Amendment 3.1

3.    Section 9(i) of the Agreement is hereby amended in its entirety to read as follows:
Executive’s right to the Severance Pay per Sections 9(c) through 9(f) hereof shall be contingent upon (i) Executive having executed and delivered to Employer a release in such form as provided by the Company not later than the date set forth in the release (but in no event more than 45 days after the date of termination) (the “Consideration Period”), (ii) Executive not revoking such release in accordance with the terms of the release and (ii) Executive not violating any of Executive’s on-going obligations under this Agreement; provided, however, that Employer has the discretion to pay to Executive the Severance Pay per Sections 9(c) through 9(f), as applicable, prior to Employer’s receipt of the release and/or the expiration of the release revocation period; provided further that if Executive does not execute and deliver a release to Employer prior to the expiration of the Consideration Period or if Executive revokes the release in accordance with its terms, Executive shall pay to Employer within 10 days following the expiration of the Consideration Period or the date such release was revoked, a lump sum payment of all Severance Pay received by Executive to date.
4.    The Agreement is hereby amended by adding a new Section 14 thereto, to read as follows:
This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A‑1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A‑1(b)(4), and for purposes of the separation pay exemption, each installment paid to Executive under this Agreement shall be considered a separate payment. In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), Employer and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall Employer be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment” such term and similar terms shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of Executive’s death. Any reimbursement

Amendment 3.1

payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all expense reports reasonably required by Employer under any applicable expense reimbursement policy, and shall be paid to Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.
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Amendment 3.1

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by its duly authorized representative and Executive has signed this Amendment as of the day and year first above written.
Wintrust Financial Corporation

By: /s/ Leona A. Gleason

    Leona A. Gleason
    EVP & Chief Administrative Officer

/s/ Timothy Crane 12/8/10
Timothy Crane Date

Amendment 3.1